Exhibit 99.1

Filed by GigOptix, Inc.

Pursuant to Rule 425 Under the Securities Act of 1933

and Deemed Filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Endwave Corporation

Commission File: 000-31635

GigOptix Announces Record Fourth Quarter and 2010 Financial Results

Annual Revenue Increases 80% over 2009; Achieves Positive Adjusted EBITDA of $1.9 Million

PALO ALTO, CA (February 24, 2011) GigOptix, Inc. (OTCBB: GGOX), a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G optical networks, today announced its financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter and 2010 Financial Highlights:

•	Reported record annual revenue of $26.9 million, an increase of 81.3 percent over $14.8 million for 2009;

•	Reported fourth quarter revenue of $8.1 million, an increase of 12.1 percent over the prior quarter and an increase of 158 percent over the fourth quarter of 2009;

•	Reported annual non-GAAP net loss of $0.5 million, compared to $6.8 million for 2009; and reported an annual GAAP loss of $4.4 million, compared to net loss of $10.0 million for 2009;

•

Achieved fourth quarter non-GAAP profitability of $0.6 million, compared to net loss of $5.2 million for 2009; and reported a fourth quarter GAAP net loss of $0.4 million, compared to $7.2 million for 2009;

•	Achieved positive annual Adjusted EBITDA of $1.9 million, compared to a negative $6.3 million in 2009;

•	Achieved positive Adjusted EBITDA for the fourth quarter of $1.2 million, representing 15 percent of revenue, compared to a loss of $5.7 million for the fourth quarter of 2009;

•	Increased GAAP gross margin to 53% in 2010 from 45% in 2009 while increasing inventory turns to 7.2 in 2010 from 4.1 in 2009;

•	Reduced annual GAAP loss per share from ($1.75) in 2009 to ($0.41) in 2010 and reduced annual non-GAAP net loss per share from ($1.19) in 2009 to ($0.05) in 2010; and

•

Reduced fourth quarter GAAP loss per share from ($0.98) in 2009 to ($0.03) in 2010 and achieved quarterly non-GAAP earnings of $0.05 in 2010 compared a net loss per share of ($0.70) during the same period of 2009.

Fourth Quarter and 2010 Product Highlights:

•	Became first company to introduce Bundled Solutions for 40G and 100G applications;

•

Transferred Thin Film Polymer on Silicon (TFPS™) modulator production to contract manufacturing partner Sanmina-SCI in China and delivered industry’s first production TFPS modulator samples to Tier 1 customers in preparation for volume production ramping in 2011;

•	Launched new portfolio of ultra low power SMART ROSATM and SMART TOSATM to address short reach Datacom applications;

•	Achieved full production of 10G, 40G and 100G Transimpedance Amplifiers (TIA); and

•	Expanded 100G DWDM portfolio to include single channel, dual channel and quad channel 8Vpp Mach-Zehnder Modulator (MZM) drivers as well as single and dual channel 32Gb/s balanced linear TIAs.

Management Commentary

Dr. Avi Katz, Chairman of the Board and Chief Executive Officer of GigOptix, commented, “I am very pleased to report the achievement of record revenue for both the fourth quarter of 2010 and 2010 as a whole. We recorded a 12.1 percent sequential increase in revenue, which exceeded our expectation of 7 to 10 percent, and represented our fifth consecutive quarter of double digit revenue growth. Revenue in 2010 grew 81 percent from 2009 as we continued to gain market share, benefitting from the most comprehensive portfolio of electronic devices for fiber optic high speed communications available in the market today. We also significantly improved our Adjusted EBITDA for 2010 from negative $6.3 million recorded in 2009 to a positive $1.9 million in 2010 driven by both revenue growth and gross margin improvement.

“In addition to our strong financial performance, we achieved several key product milestones during the year, while we continued to strengthen our leadership position as the industry’s only pure play semiconductor provider of optical products focused on enabling 40G and 100G networking systems. In line with our stated strategy of providing Bundled Solutions to customers to reduce their R&D costs and simplify their supply chain, we became the first company to offer a complete and cohesive solution set for their 40G and 100G DWDM electro-optical requirements consisting of driver, modulator and TIA. Also during 2010, we were pleased to announce the availability of production samples of the industry’s first TFPS optical modulator produced at our contact manufacturing partner, Sanmina-SCI. These modulators address the need by network operators for faster, smaller and lower power solutions to handle their bandwidth demands. Moreover, we partnered with Innovative Micro Technology, Inc. (IMT) as our optical chip fabrication partner to support our future high volume production requirements. Having greatly expanded our portfolio throughout 2010, we now offer the broadest portfolio of industry proven 100G solutions. We also have an extensive roadmap for 100G solutions that are currently in development that will enable smaller and lower power products. I believe we are well positioned in the 40G and 100G markets to drive future revenue growth as we continue to secure new design wins and increase the adoption of our solutions by additional Tier-1 customers.

“GigOptix’s corporate foundation is established on the principles of innovation and execution driving financial growth. Strategic mergers and acquisitions have been a key component of our master growth plan. Our recent announcement to merge with Endwave Corporation, an acknowledged leader in high frequency RF solutions and semiconductor products for high speed wireless mobile backhaul communications, is representative of these key principles. Both companies share a number of clear and unique synergies including complementary technologies, similar product architectures, as well as common customers and markets that are demanding increasingly more bandwidth. Combining Endwave’s extensive point-to-point microwave radio system knowledge and Monolithic Microwave IC (MMIC) product portfolio with GigOptix’s portfolio of optical modulators and broadband amplifiers positions us to not only expand these market opportunities, but also enables us to increase our penetration of the existing customer bases and market segments. We will be able to offer solutions to both the high speed optical and microwave RF front ends. Moreover, with these expanded capabilities, the combined company will be able to leverage Endwave’s manufacturing and GigOptix’s high speed fiber optic front end technology to provide cutting-edge solutions for next generation 100G and 400G drivers and electro-optic sub-systems. We are very excited about this transaction and look forward to rapidly integrating our operations once the transaction closes, which we anticipate will be in the second quarter of 2011.”

Dr. Katz concluded, “In summary, over the past year we have consistently increased revenue each quarter, improved gross margin, achieved positive Adjusted EBITDA and significantly strengthened our balance sheet to improve our overall financial position. We have established our company as a recognized innovation and technology leader in the high speed, high growth 40G and 100G optical components market. Looking forward, we expect to strengthen our portfolio, enabling us to capitalize on more market opportunities as a result of the merger with Endwave. We remain committed to continuously innovate and solidly execute on our go-to-market strategies while accelerating our revenue growth. We will maintain focus on our successful strategy of being the leading industry provider of high speed fiber optic and mobile wireless communications solutions across all applications, all speeds, and all distances from Short Reach to Ultra Long Haul.

“Finally, as we stated previously, we continue to invest our best efforts to be listed on a national securities exchange, and since the announcement of the transaction with Endwave, we have been in close contact with the management of the major exchanges. Our June 2010 conditional approval for NYSE Amex listing expired on December 31, 2010. However, we are actively working on renewal of such position, and we hope to receive it subject to completion of the transaction so we may be able to commence trading concurrent with the closing of the acquisition, which is expected to occur during the second quarter of 2011, as disclosed previously.”

Fiscal 2010

Revenue for the year ended December 31, 2010 was $26.9 million, an increase of $12.1 million, or 81.3 percent, compared to $14.8 million in fiscal year 2009. Revenue in 2009 was reduced by a $1.3 million government contract billing rate adjustment.

Gross profit on a GAAP basis for the fiscal year 2010 was $14.3 million, compared to gross profit of $6.7 million for 2009. GAAP gross margin for the year increased to 53 percent, compared to 45 percent for 2009. Non-GAAP gross profit was $14.8 million, an increase of approximately 196 percent, compared to $7.6 million in 2009. Non-GAAP gross margin was 55 percent, compared to 51 percent last year.

Total operating expenses on a GAAP basis for 2010 were $17.9 million, compared to $17.1 million for fiscal year 2009. Total operating expenses for the year included $1.8 million of stock-based compensation expense.

GAAP net loss for 2010 was $4.4 million, or ($0.41) per share, on approximately 10.7 million shares. This compares to a net loss of $10.0 million, or ($1.75) per share, on approximately 5.7 million shares for fiscal year 2009. The non-GAAP net loss for 2010 was $0.5 million, or $0.05 per share based on 10.7 million shares, compared to a non-GAAP net loss of $6.8 million, or ($1.19) per share for 2009, excluding the impact of the government contract rate adjustment. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Adjusted EBITDA for the fiscal year 2010 was income of $1.9 million, compared to a loss of $6.3 million for 2009. For a reconciliation of GAAP results to Adjusted EBITDA, please see table below.

Fourth Quarter Results

Revenue for the fourth quarter of 2010 was $8.1 million, an increase of 158 percent over the $3.1 million in the fourth quarter of 2009 and a 12.1 percent increase over the $7.2 million in the third quarter of 2010.

Gross profit on a GAAP basis for the fourth quarter of 2010 was $4.4 million, compared to a gross loss of $0.1 million for the same period in 2009 and an increase of 16.3 percent compared to $3.8 million in the third quarter of 2010. GAAP gross margin for the period was 55 percent, compared to a negative 4 percent during the fourth quarter of 2009 and 53 percent for the third quarter of 2010. Non-GAAP gross profit was $4.5 million, a 10X increase compared to $0.4 million in the fourth quarter of 2009 and an increase of 14.0 percent compared to $4.0 million in the third quarter of 2010. Non-GAAP gross margin was 56 percent during the fourth quarter of 2010, compared to 12 percent for the same period last year and 55 percent for the third quarter of 2010.

Total operating expenses on a GAAP basis for the fourth quarter of 2010 were $4.5 million, compared with $7.0 million for the fourth quarter of 2009 and $4.1 million for the third quarter of 2010. The 36 percent year-over-year decrease in operating expenses was due to cost efficiencies resulting from the completed integration of ChipX, which was acquired by GigOptix in late 2009. Fourth quarter 2010 operating expenses included $0.6 million of stock-based compensation expense.

GAAP net loss for the fourth quarter of 2010 was $0.4 million, or ($0.03) per share, on approximately 12.2 million shares. This compares to a net loss of $7.2 million, or ($0.98) per share, on approximately 7.4 million shares for the fourth quarter of 2009 and a net loss of $0.4 million, or ($0.03) per share, on approximately 12.0 million shares for the third quarter of 2010. The non-GAAP net income for the fourth quarter of 2010 was $0.6 million, or $0.05 per share, based on 12.2 million shares, compared to a non-GAAP net loss of $5.2 million for the same period in 2009 and a non-GAAP net income of $0.3 million for the third quarter of 2010. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Adjusted EBITDA for the fourth quarter of 2010 was income of $1.2 million, compared to a loss of $5.7 million for the fourth quarter of 2009 and income of $0.9 million for the third quarter of 2010. For a reconciliation of GAAP results to Adjusted EBITDA, please see table below.

As of December 31, 2010, GigOptix had approximately $4.5 million in cash and investments, compared to $3.6 million for the period ended December 31, 2009. The year-over-year increase in cash and investments included approximately $3.9 million in net proceeds from the Company’s sale of approximately 2.76 million shares to institutional investors in a public offering transaction that was completed in July 2010. Total expenses related to this offering, including the underwriters’ discount and non-accountable expense reimbursement, were approximately $0.9 million.

Business Outlook

Jeff Parsons, GigOptix’s Acting Chief Financial Officer, commented, “The achievement of record revenue during the fourth quarter and for the full year 2010 is directly attributable to successful execution on our business initiatives. We remain focused on further growing product revenue in the coming quarters as we build on the current momentum from our 40G and 100G products, increased market penetration and move to volume production with additional products. For the first quarter, we expect product revenue to increase sequentially by approximately 5 percent. In terms of our government contract revenue, we have been recently notified that a number of government earmarks have been suspended, which is expected to impact approximately $4 million of our federal funding as part of the Department of Defense Appropriations Bill that we expected to realize throughout 2011. Therefore, our outlook for revenue from government contracts is difficult to forecast at this time, and we will not be providing guidance on this segment. We continue to aggressively lobby the U.S. Congress to reinstate the earmarks in order to gain continued federal support of our On-Chip Integrated Photonic Polymer Transceiver program. At this time, we are unable to determine whether our efforts will be successful, and we will provide updates to our stockholders as we are able.”

Financial Results Webcast / Conference Call

GigOptix will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the fourth quarter and full year 2010 financial results and the business outlook. Investors and other interested parties may access the call by dialing 1-866-831-5605 in the U.S. (1-617-213-8851 outside of the U.S.) and entering the pass code 32465894 at least 10 minutes prior to the start of the call. The conference call replay will be available subsequent to the company’s filing of Form 425 with the Securities and Exchange Commission on Friday, February 25, 2011 and until midnight Eastern Time on Friday, March 3, 2011. The replay dial-in number is 1-888-286-8010, and the pass code is 91541970. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the company’s website at http://www.GigOptix.com subsequent to the company’s filing of Form 425 on Friday, February 25, 2011.

About GigOptix, Inc.

GigOptix is a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G fiber-optic telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and receiver amplifiers for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Consumer, Industrial, Defense & Avionics industries. For more information, please visit www.GigOptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement and our statements under the heading “Business Outlook”. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: factors that may affect the closing of GigOptix’s merger with Endwave, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Important Additional Information

This communication shall not constitute an offer of any securities for sale. In connection with the proposed merger of GigOptix and Endwave, GigOptix will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a proxy statement of Endwave and a prospectus of GigOptix. The definitive proxy statement/prospectus will be mailed to stockholders of Endwave. GigOptix and Endwave urge investors and security holders to read the proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information about the proposed transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by GigOptix and Endwave with the SEC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus (when it is available) and other documents filed by GigOptix or Endwave with the SEC relating to the proposed transaction may also be obtained for free by accessing GigOptix’s web site at www.gigoptix.com by clicking on the link for “Investor”, then clicking on the link for “SEC Filings”, or by accessing Endwave’s web site at www.endwave.com and clicking on the “Company” link and then clicking on the link for “SEC Filings” underneath the heading “Investor Relations”.

Participants in the Merger

GigOptix, Endwave and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Endwave stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Endwave stockholders in connection with the proposed transaction, including the interests of such participants in the proposed transaction, will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about GigOptix’s executive officers and directors in GigOptix’s definitive proxy statement filed with the SEC on October 28, 2010. You can find information about Endwave’s executive officers and directors in Endwave’s definitive proxy statement filed with the SEC on June 11, 2010. You can obtain free copies of these documents from the sources indicated above. You may obtain additional information regarding the direct and indirect interests of GigOptix, Endwave and their respective executive officers and directors in the merger by reading the proxy statement/prospectus regarding the merger when it becomes available.

Investors should review these financial results and business information in conjunction with the more comprehensive information regarding the Company’s results of operations and financial condition included in its Form 10-K, which will be filed with the SEC on or before March 2, 2011.

(Financial Tables to follow)

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended				Years ended
	December 31, 2010%		December 31, 2009%		December 31, 2010%		December 31, 2009%
Revenue
Product	$6,580	81%	$3,708	118%	$23,070	86%	$11,290	76%
Government contract	1,520	19%	703	22%	3,806	14%	4,811	32%
Effect of change in estimated billing rates under government contracts	—	0%	(1,275)	-41%	—	0%	(1,275)	-9%

Total revenue	8,100	100%	3,136	100%	26,876	100%	14,826	100%
Cost of revenue
Product	3,301	41%	2,896	92%	11,629	43%	5,996	40%
Government Contract	365	5%	372	12%	922	3%	2,137	14%

Total cost of revenue	3,666	45%	3,268	104%	12,551	47%	8,133	55%

Gross profit (loss)	4,434	55%	(132)	-4%	14,325	53%	6,693	45%

Research and development expense	2,603	32%	2,345	75%	8,659	32%	6,264	42%
Selling, general and administrative expense	1,928	24%	3,752	120%	8,849	33%	9,922	67%
Restructuring expense	—	0%	884	28%	428	2%	884	6%

Total operating expenses	4,531	56%	6,981	223%	17,936	67%	17,070	115%

Loss from operations	(97)	-1%	(7,113)	-227%	3,611	-13%	(10,377)	-70%

Interest income (expense)	(115)	-1%	(66)	-2%	(450)	-2%	(68)	0%
Other income (expense)	(115)	-1%	(3)	0%	248	-1%	335	2%

Loss before provision for (benefit from) income taxes	(327)	-4%	(7,182)	-229%	(4,309)	-16%	(10,110)	-68%
Provision for (benefit from) income taxes	28	0%	38	1%	51	0%	(69)	0%

Net loss	(355)	-4%	(7,220)	-230%	(4,360)	-16%	(10,041)	-68%

Net loss per share - basic and diluted	$(0.03)		$(0.98)		$(0.41)		$(1.75)

Weighted average number of shares used in per share calculations - basic and diluted	12,203		7,391		10,689		5,723

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,	Net Change
	2010	2009	$	%
ASSETS
Current assets:
Cash and cash equivalents	$4,502	$3,583	$919	26%
Accounts receivable, net	5,366	3,750	1,616	43%
Inventories	1,609	1,457	152	10%
Prepaid and other current assets	405	816	(411)	(50%)

Total current assets	11,882	9,606	2,276	24%
Property and equipment, net	3,718	4,334	(616)	(14%)
Intangible assets, net	3,861	4,716	(855)	(18%)
Goodwill	7,407	7,307	100	1%
Restricted cash	356	601	(245)	(41%)
Other assets	652	758	(106)	(14%)

Total assets	$27,876	$27,322	$554	2%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,960	$4,376	$(1,416)	(32%)
Accrued and other current liabilities	4,301	5,403	(1,102)	(20%)
Line of credit	3,226	1,324	1,902	144%

Total current liabilities	10,487	11,103	(616)	(6%)
Pension liabilities	211	186	25	13%
Other long-term liabilities	1,788	2,035	(247)	(12%)

Total liabilities	12,486	13,324	(838)	(6%)
Stockholders’ Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of December 31, 2010; 12,210,264 and 9,289,682 issued and outstanding as of December 31, 2010 and December 31, 2009, respectively.
Common stock, $0.001 par value	12	9	3	33%
Additional paid-in capital	89,554	82,814	6,740	8%
Accumulated deficit	(73,353)	(68,993)	(4,360)	6%
Accumulated other comprehensive income	177	168	9	5%

Total stockholders’ equity	16,390	13,998	2,392	17%

Total liabilities and stockholders’ equity	$28,876	$27,322	$1,554	6%

GIGOPTIX, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three months ended,		Years ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
GAAP - Total cost of revenue	$3,666	$3,268	$12,551	$8,133
Stock based compensation	(3)	(5)	(12)	(10)
Amortization of intangible assets	(70)	(119)	(493)	(465)
Impairment of intangible assets		(392)		(392)

Non-GAAP total cost of revenue	$3,593	$2,752	$12,046	$7,266

GAAP - gross profit (loss)	$4,434	$(132)	$14,325	$6,693
Stock based compensation	3	5	12	10
Amortization of intangible assets	70	119	493	465
Impairment of intangible assets		392		392

Non-GAAP gross profit	$4,507	$384	$14,830	$7,560

GAAP - Operating expenses	$4,531	$6,981	$17,927	$17,070
Stock based compensation	(636)	(294)	(1,816)	(866)
Amortization of intangible assets	(84)	(123)	(361)	(152)
Restructuring expense	—	(884)	(428)	(884)
Acquisition related compensation charge	(150)	(175)	(600)	(700)
Impairment of intangible assets		(44)		(44)

Non-GAAP operating expenses	$3,661	$5,461	$14,731	$14,424

GAAP - Loss from operations	$(97)	$(7,113)	$3,611	$(10,377)
Stock based compensation	639	299	1,828	876
Amortization of intangible assets	154	242	854	617
Restructuring expense	—	884	428	884
Acquisition related compensation charge	150	175	600	700
Impairment of intangible assets		436		436

Non-GAAP income (loss) from operations	$846	$(5,077)	$99	$(6,864)

GAAP - net loss	$(355)	$(7,220)	$(4,360)	$(10,041)
Stock based compensation	639	299	1,828	876
Amortization of intangible assets	154	242	854	617
Restructuring expense	—	884	428	884
Acquisition related compensation charge	150	175	600	700
Amortization of discount on loan	—	—	152	—
Impairment of intangible assets	—	436	—	436
Gain on sale of assets				(300)

Non-GAAP net income (loss)	$588	$(5,184)	$(498)	$(6,828)

Adjusted EBITDA reconciliation:
Loss from operations	$(97)	$(7,113)	$3,611	$(10,377)
Restructuring expense	—	—	428	884
Depreciation and amortization	629	639	3,252	1,849
Stock based compensation	639	299	1,828	876
Impairment of intangible assets		436		436

Adjusted EBITDA	$1,171	$(5,739)	$1,869	$(6,332)

Shares Outstanding	12,203	7,391	10,689	5,723
Per share amounts
Non-GAAP	$0.05	$(0.70)	$(0.05)	$(1.19)
Adjusted EBITDA	$0.10	$(0.78)	$0.18	$(1.11)

GIGOPTIX, INC.

NOTES TO NON-GAAP FINANCIAL MEASURES

To supplement our financial results on a GAAP basis, we use non-GAAP measures indicated in the tables which we believe provide a more comprehensive understanding of the various factors and trends that affect our business. We believe that these non-GAAP financial measures reflect an additional and useful way to understand our business. Our non-GAAP financial measures are not intended as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and may be dependent on market forces.

•	Restructuring expense.

Restructuring charges primarily relate to activities taken by management to make changes to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures as they are not considered core activities and have not historically occurred.

•	Acquisition-related compensation charge.

As a result of the acquisition of Helix Semiconductor, the Company is required to pay compensation expense, which is contingent on the employment retention of certain key employees established in accordance with the terms of the acquisition.

•	Amortization of acquired intangible assets.

Amortization of acquired intangible assets consists of the amortization of assets acquired in the acquisition of Helix Semiconductor and ChipX and the merger with Lumera Corporation, such as customer relationships, backlog, existing technology, and patents.

•	Gain on sale of assets.

In February 2009 we sold certain assets acquired in connection with the Lumera acquisition for $300,000 and recognized a gain on the entire amount and is excluded from our non-GAAP financial measures as it is not reflective of our ongoing business.

Media Contact:

GigOptix, Inc.

Parker Martineau

Corporate Communications Manager

650-424-1937

pmartineau@gigoptix.com

Investor Contact:

Shelton Group Investor Relations

Leanne Sievers, EVP

949-224-3874

lsievers@sheltongroup.com